EXHIBIT 99.1

Monarch Announces Board of Directors' Preliminary Approval of Going Private Merger Transaction and Intent to Deregister Stock With the Securities and Exchange Commission

COLDWATER, Mich., Feb. 16, 2007 (PRIME NEWSWIRE) -- The Board of Directors of Monarch Community Bancorp, Inc. (Nasdaq:MCBF) announced today that it has preliminarily approved a going private merger transaction in which holders of less than 1,000 shares of the Company's common stock would receive $13.50 in cash for each share of Company common stock that they held prior to merger. Stockholders owning 1,000 shares or more will continue to hold their shares. The last sales price for a share of Monarch common stock prior to announcement of this transaction was $10.60 on February 15, 2007.

The proposed transaction is subject to stockholder and regulatory approvals and is intended to reduce the number of Monarch holders of record to under 300, the level at which the Company is required to continue to file periodic reports with the SEC. As a result, if completed, Monarch intends to terminate the registration of its stock with the SEC and cause the stock to cease to be traded on the Nasdaq Capital Market. The Board of Directors believes that the increasing costs of being a "public" company is not justified by the benefits, given the Company's limited trading activity. The Company intends to hold a special meeting of stockholders, at which the matter will be considered in late 2007.

Details of the transaction may be found in Monarch's Preliminary Proxy Statement that will be filed with the SEC. Monarch plans to mail to each stockholder a proxy statement about the proposed transaction, and stockholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related matters. Stockholders may obtain free copies of the proxy statement (when available) and other documents filed by Monarch at the SEC's website or from the Company by directing requests to the attention of Ralph A. Micalizzi, Jr., Chief Financial Officer, Monarch Community Bancorp, Inc., 375 North Willowbrook Road, Coldwater, Michigan 49036.

This press release is only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock.

This press release may contain forward-looking statements that involve assumptions and potential risks and uncertainties. Monarch's future results could differ materially from those discussed herein. Readers should not place undue reliance on any forward-looking statements, which are applicable only as of the date hereof.

CONTACT:  Monarch Community Bancorp, Inc.
          Donald L. Denney, CEO
            (517) 278-4567 ext. 278
          Ralph A. Micalizzi, Jr., CFO
            (517) 278-4567 ext. 307